Exhibit 99.1

BreitBurn Energy Partners Reports Fourth Quarter and Full Year 2008 Results and Year-End Reserves

Provides 2009 Capital and Production Guidance

LOS ANGELES--(BUSINESS WIRE)--March 2, 2009--BreitBurn Energy Partners L.P. (the "Partnership") (NASDAQ:BBEP) today announced financial and operating results for its fourth quarter and full year 2008 and capital and production guidance for 2009.

Fourth Quarter 2008 Financial Results

  Oil and natural gas sales revenues, including realized gains and losses on commodity derivative instruments, increased to $96.3 million from $73.2 million in the fourth quarter of 2007, up 32% year over year.
  Although actual oil and gas prices were significantly lower in the fourth quarter of 2008 when compared to the fourth quarter of 2007, due to our extensive hedging portfolio realized crude oil and liquids prices averaged $60.81 per Boe and realized natural gas prices averaged $8.04 per Mcf. These compare favorably to average realized crude oil and liquids prices of $62.59 per Boe and average realized natural gas prices of $7.51 per Mcf in the fourth quarter of 2007.
  Adjusted EBITDA, a non-GAAP measure, rose by 17% to $50.9 million from $43.5 million in the fourth quarter of 2007.
  Per unit production expenses, which include lease operating expenses, production and property taxes and processing fees, declined to $19.21 per Boe from $19.70 per Boe in the fourth quarter of 2007.
  Recorded depletion, depreciation and amortization expense of $115.7 million, including a non-cash charge of $86.4 million due to price related reserve adjustments and impairment of long lived assets.
  General and administrative expenses, excluding unit-based compensation, increased to $9.0 million from $7.1 million in the fourth quarter of 2007, due principally to increased legal and other professional services expenses.
  Net income was $251.2 million, or $4.65 per diluted limited partner unit, compared to a net loss of $47.1 million, or $0.86 per diluted limited partner unit, in the fourth quarter of 2007.
  Distributable cash flow totaled $29.0 million.
  The Partnership paid a quarterly cash distribution of $27.4 million, or $0.52 per unit, for the fourth quarter.
  Oil and gas capital expenditures totaled $31.8 million during the fourth quarter.

Fourth Quarter 2008 Production Highlights

  Total aggregate production increased 22% to 1,689 MBoe from 1,389 MBoe in the fourth quarter of 2007. Production from the properties acquired from Quicksilver on November 1, 2007 represented 305.1 MBoe of this increase and was offset slightly by normal production declines in other fields.
  Oil and NGL production was 767 MBoe, compared to 738 MBoe in the fourth quarter of 2007.
  Natural gas production was 5,530 MMcf, compared to 3,906 MMcf in the fourth quarter of 2007.

Impact of Derivative Instruments

During the fourth quarter of 2008, non-cash unrealized gains from commodity derivative instruments were $346.4 million and non-cash unrealized losses from interest rate derivative instruments were $15.0 million. The Partnership uses commodity and interest rate derivative instruments to mitigate the risks associated with commodity price volatility and changing interest rates and to help maintain cash flows for operating activities, acquisitions, capital expenditures, and distributions. The Partnership does not enter into derivative instruments for speculative trading purposes. Non-cash gains or losses do not affect Adjusted EBITDA, cash flow from operations or the Partnership’s ability to pay its cash distributions.

Full Year 2008 Results

  Production volumes increased to 6,809 MBoe up from 3,019 MBoe in 2007, or 126%. Production from 2007 acquisitions accounted for substantially all of the year-over-year increase from 2007.
  Total revenues, including unrealized gains and losses on commodity derivative instruments, were $802.4 million, a $727.4 million increase from 2007.
  Sales revenues were $467.4 million, a $283.0 million increase from 2007, reflecting increased sales volumes from properties acquired in 2007 and higher realized prices.
  Adjusted EBITDA totaled $233.0 million, compared to $85.3 million in 2007; up 173%.
  Realized losses on commodity derivative instruments increased to $55.9 million, compared to losses of $6.6 million in 2007.
  Unrealized gains on commodity derivative instruments, reflecting lower crude oil and natural gas prices, were $388.0 million, compared to unrealized losses of $103.9 million in 2007.
  Depletion, depreciation and amortization expense increased to $179.9 million due to substantial increases in production volumes from properties acquired in 2007 as well as fourth quarter price related reserve adjustments and impairments of long lived assets.
  General and administrative expenses, excluding unit-based compensation, were $37.0 million, and were at the low end of guidance.
  Net income was $378.2 million, or $6.28 per diluted limited partnership unit, compared to a net loss of $60.4 million, or a loss of $1.83 per diluted limited partnership unit, in 2007.

Management Commentary

Hal Washburn, Chairman and Co-CEO of BreitBurn Energy Partners, said, “2008 was a very productive and challenging year for the partnership. Our principal operating focus was the integration and development of the significant oil and gas acquisitions we completed in 2007 and we are pleased that our 2008 results were generally in line with our full-year guidance despite the economic and other headwinds which arose unexpectedly in the second half of 2008. In addition to the progress we made growing the business during the year, the partnership also repurchased Provident Energy Trust’s interests in BreitBurn and as part of that transaction granted unitholders a new right to vote for the election of directors. We believe this was one of our most significant accomplishments on behalf of our unitholders in 2008.”

Mr. Washburn continued, “In light of the current market environment, we expect 2009 to be a year of increased internal focus. Given the substantial decline in oil and natural gas prices and the outlook for the broader economy, we have elected to significantly reduce our capital spending and are committed to reducing operating and general and administrative costs in 2009. Our current 2009 capital budget is approximately $20 million. However, despite the significant reduction in capital spending, we expect 2009 production to be between 6.1 and 6.5 million Boe because our assets have low natural declines. With improvements in commodity prices and the broader market environment, we will look to increase our capital spending and refocus on acquisition opportunities consistent with our long-term strategy.”

2008 Reserves

BreitBurn’s total estimated proved oil and gas reserves as of December 31, 2008, were 103.6 MMBoe under the current Securities and Exchange Commission (SEC) rules. The Standardized Measure of discounted (at 10%) net future cash flows from the production of these reserves is approximately $592 million using prices and costs in effect as of the dates such estimates were made and which are held constant throughout the life of the properties. Of the total estimated proved reserves, 75% were natural gas, 92% were classified as proved developed and 78% were located in Michigan, 12% in California, 6% in Wyoming, with the remaining 4% in Florida, Texas, Indiana, and Kentucky.

For 2008, production for the Partnership was approximately 6.8 MMBoe, or 18,605 Boe/day. During 2008, the Partnership added proved reserves totaling 8.2 MMBoe from additions. This equates to 121% of the Partnership’s production for 2008. Of the 8.2 MMBoe added, the majority — 6.7 MMBoe — were additions primarily in the Michigan Antrim trend where the Partnership drilled 116 wells.

The 8.2 MMBoe of reserve additions were offset by negative economic and technical revisions of 40.5 MMBoe. Approximately 94% of these reductions were due to economic (prices and costs) revisions resulting from using December 31, 2008 prices of $44.60 per barrel oil and $5.71 per MMBtu of gas as compared to December 31, 2007 prices of $95.95 per barrel and $6.80 per MMBtu.

In late December 2008, the SEC released its final rules on “Modernization of Oil and Gas Reporting” that will go into effect for the 2009 reporting year. Using the pricing methodology of the new rules for the 2008 reporting year, BreitBurn’s reserves would have been 140 MMBoe.

2009 Capital and Production Guidance

In response to the rapid and substantial decline in oil and natural gas prices, the outlook for the broader economy and the ongoing turmoil in the financing markets, we have elected to significantly reduce our capital spending and drilling activity in 2009. Our current 2009 capital budget is approximately $20 million, compared to approximately $129 million in 2008.

However, despite the significant reduction in capital spending, we expect 2009 production to be between 6.1 and 6.5 million Boe because our assets have low natural declines. If oil and natural gas prices improve in 2009 and we subsequently increase the scope of our capital program for these or other factors, we would expect an increase in our 2009 production rate and aggregate volumes.

Production, Income Statement and Realized Price Information

The following table presents production, selected income statement and realized price information for the three months ended December 31 and September 30, 2008 and December 31, 2007 as well as full year 2008 and 2007:

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2008	2008	2007	2008	2007
Oil, natural gas and natural gas liquid sales	$81,321	$130,249	$81,042	$467,381	$184,372
Realized gains (losses) on commodity derivative instruments	14,949	(24,123)	(7,851)	(55,946)	(6,556)
Unrealized gains (losses) on commodity derivative instruments	346,381	431,564	(63,581)	388,048	(103,862)
Other revenues, net	596	806	429	2,920	1,037
Total revenues	$443,247	$538,496	$10,039	$802,403	$74,991
Lease operating expenses	22,239	32,154	20,346	103,691	47,459
Production and property taxes	6,934	7,814	5,708	31,311	11,776
Processing fees	3,690	1,057	1,308	7,000	1,308
Total lease operating expenses	$32,862	$41,025	$27,362	$142,002	$60,543
Lease operating expenses pre taxes per Boe (a)	$15.10	$19.36	$15.59	$15.95	$15.69
Production and property taxes per Boe	4.11	4.63	4.11	4.60	3.90
Total lease operating expenses per Boe	19.21	23.98	19.70	20.55	19.60
General and administrative expenses excluding unit-based compensation	$8,954	$8,392	$7,122	$36,965	$17,485
Net income (loss) (b,c)	$251,162	$454,454	$(47,066)	$378,236	$(60,357)
Net income (loss) per limited partnership unit (b,c)	$4.77	$8.63	$(0.86)	$6.42	$(1.83)

Total Production (MBoe)	1,689	1,689	1,389	6,809	3,019
Oil and NGL (MBoe)	767	762	738	3,078	2,330
Natural gas (MMcf)	5,530	5,564	3,906	22,384	4,134
Average daily production (Boe/d)	18,359	18,359	15,098	18,605	8,271

Sales volumes (MBoe)	1,759	1,657	1,345	6,857	3,146
Average realized sales price (per Boe) (c) (d)	$54.23	$63.95	$54.10	$59.49	$55.69
Oil and NGL (per Boe) (c) (d)	60.81	81.31	62.59	71.51	58.93
Natural gas (per Mcf) (c)	8.04	8.38	7.51	8.24	7.36
(a) Includes processing fees and excludes amortization of intangible asset related to acquisition from Quicksilver.
(b) Includes non-cash unrealized gains (losses) on derivative instruments.
(c) Includes realized gains (losses) on derivative instruments.
(d) Excludes amortization of intangible asset related to crude oil sales.

Non-GAAP Financial Measures

This press release, the financial tables and other supplemental information, including the reconciliations of certain non-generally accepted accounting principles ("non-GAAP") measures to their nearest comparable generally accepted accounting principles ("GAAP") measures, may be used periodically by management when discussing the Partnership's financial results with investors and analysts and they are also available on the Partnership's website under the Investor Relations tab.

Among the non-GAAP financial measures used are "Adjusted EBITDA” and “distributable cash flow”. These non-GAAP financial measures should not be considered as an alternative to GAAP measures, such as net income, operating income, cash flow from operating activities or any other GAAP measure of liquidity or financial performance.

Adjusted EBITDA and distributable cash flow are presented as management believes they provide additional information and metrics relative to the performance of the Partnership's business, such as the cash distributions we expect to pay to our unitholders, as well as our ability to meet our debt covenant compliance tests. Management believes that these financial measures indicate to investors whether or not cash flow is being generated at a level that can sustain or support an increase in our quarterly distribution rates. These non-GAAP financial measures may not be comparable to similarly titled measures of other publicly traded partnerships or limited liability companies because all companies may not calculate Adjusted EBITDA and distributable cash flow in the same manner.

Adjusted EBITDA and Distributable Cash Flow

The following table presents a reconciliation of net income (loss) and net cash from operating activities, our most directly comparable GAAP financial performance and liquidity measures, to Adjusted EBITDA for each of the periods indicated. It also presents distributable cash flow.

	Three Months Ended		Year Ended
	December 31,		December 31,
Thousands of dollars	2008	2007	2008	2007

Reconciliation of consolidated net income (loss) to Adjusted EBITDA:
Net income (loss)	$251,162	$(47,066)	$378,236	$(60,357)
Unrealized (gain) loss on commodity derivative instruments	(346,381)	63,581	(388,048)	103,862
Depletion, depreciation and amortization expense (c)	115,705	15,678	179,933	29,422
Write-down of crude oil inventory	1,172	-	1,172	-
Interest expense and other financing costs (b)	10,631	4,635	31,868	6,258
Unrealized (gain) loss on interest rate derivatives	15,046	-	17,314	-
Income tax expense (benefit)	677	(667)	1,939	(1,229)
Non-cash unit based compensation	2,091	5,133	7,481	5,133
Amortization of intangibles	792	2,174	3,131	2,174

Adjusted EBITDA	$50,895	$43,468	$233,026	$85,263

	Three Months Ended		Year Ended
	December 31,		December 31,
Thousands of dollars	2008	2007	2008	2007

Reconciliation of net cash from operating activities to Adjusted EBITDA:
Net cash from operating activities	$35,735	$11,003	$226,696	$60,102
Add:
Increase (decrease) in net assets and liabilities relating to operating activities	2,848	33,978	(30,939)	30,371
Interest expense (including realized losses on interest rate swaps)	10,631	2,348	31,868	3,545
Equity in earnings from affiliates, net	(426)	47	(1,198)	28
Incentive compensation plans paid	606	314	6,952	3,776
Incentive compensation expense (a)	376	(4,178)	574	(12,999)
Other	1,138	-	(739)	531
Minority interest	(13)	(44)	(188)	(91)

Adjusted EBITDA	$50,895	$43,468	$233,026	$85,263

Cash interest expense (b)	(9,795)	(2,349)	(29,255)	(3,545)
Maintenance capital expenditures	(12,139)	(5,796)	(61,135)	(22,256)

Distributable cash flow	$28,961	$35,323	$142,636	$59,462

(a) Represents incentive compensation plan expense expected to be settled in cash.
(b) Includes realized losses on interest rate derivatives.
(c) Includes impairments and price related DD&A adjustments of $86.4 million for the three months and year ended December 31, 2008.

Hedge Portfolio Summary

The table below summarizes the Partnership’s commodity derivative hedge portfolio as of February 27, 2009.

	Year	Year	Year	Year
	2009	2010	2011	2012
Gas Positions:
Fixed Price Swaps:
Hedged Volume (MMBtu/d)	45,802	43,869	25,955	19,129
Average Price ($/MMBtu)	$8.14	$8.20	$8.48	$8.85
Collars:
Hedged Volume (MMBtu/d)	1,740	3,405	16,016	19,129
Average Floor Price ($/MMBtu)	$9.00	$9.00	$9.00	$9.00
Average Ceiling Price ($/MMBtu)	$16.36	$12.79	$11.28	$11.89
Total:
Hedged Volume (MMMBtu/d)	47,542	47,275	41,971	38,257
Average Price ($/MMBtu)	$8.17	$8.26	$8.64	$8.93

Oil Positions:
Fixed Price Swaps:
Hedged Volume (Bbls/d)	1,838	2,308	2,116	1,939
Average Price ($/Bbl)	$75.51	$83.12	$63.79	$63.30
Participating Swaps: (a)
Hedged Volume (Bbls/d)	2,847	1,993	1,439	-
Average Price ($/Bbl)	$62.86	$64.40	$61.29	$-
Average Part. %	60.9%	55.5%	53.2%	-
Collars:
Hedged Volume (Bbls/d)	594	1,279	2,048	3,077
Average Floor Price ($/Bbl)	$92.31	$102.84	$103.43	$110.00
Average Ceiling Price ($/Bbl)	$122.92	$136.16	$152.61	$145.39
Floors:
Hedged Volume (Bbls/d)	500	500	-	-
Average Floor Price ($/Bbl)	$100.00	$100.00	$-	$-
Total:
Hedged Volume (Bbls/d)	5,778	6,080	5,603	5,016
Average Price ($/Bbl)	$73.12	$82.52	$77.46	$91.94

(a) A participating swap combines a swap and a call option with the same strike price.

Interest rate hedge portfolio

We had the following interest rate swaps in place at December 31, 2008, to fix a portion of floating LIBOR-base debt on our credit facility:

Notional amounts in thousands of dollars	Notional Amount	Fixed Rate
Period Covered
January 1, 2009 to January 8, 2009	$50,000	3.6200%
January 1, 2009 to January 20, 2009	200,000	3.6825%
January 1, 2009 to July 8, 2009	50,000	3.0450%
January 1, 2009 to January 8, 2010	100,000	3.3873%
January 20, 2009 to July 20, 2009	250,000	3.6825%
July 20, 2009 to December 20, 2010	300,000	3.6825%
December 20, 2010 to October 20, 2011	200,000	2.9900%

Conference Call

The Partnership will host an investor conference call to discuss its results today at 2:00 p.m. (Pacific Time). Investors may access the conference call over the Internet via the Investor Relations tab of the Partnership's website (www.breitburn.com), or via telephone by dialing 888-670-2244 (international callers dial +1-913-312-1278) a few minutes prior to register. Those listening via the Internet should go to the site 15 minutes early to register, download and install any necessary audio software. In addition, a replay of the call will be available through March 9, 2009 by dialing 888-203-1112 (international callers dial +1-719-457-0820) and entering replay PIN 7668834, or by going to the Investor Relations tab of the Partnership's website (www.breitburn.com). The Partnership will take live questions from securities analysts and institutional portfolio managers; the complete call is open to all other interested parties on a listen-only basis.

About BreitBurn Energy Partners L.P.

BreitBurn Energy Partners L.P. is a publicly traded independent oil and gas limited partnership focused on the acquisition, exploitation, development and production of oil and gas properties. These producing and non-producing crude oil and natural gas reserves are located in the Antrim Shale in Michigan, the Los Angeles Basin in California, the Wind River and Big Horn Basins in central Wyoming, the Sunniland Trend in Florida, the Permian Basin in West Texas, and the New Albany Shale in Indiana and Kentucky. See www.BreitBurn.com for more information.

BBEP-IR

Cautionary Statement Relevant to Forward-Looking Information

This press release contains forward-looking statements relating to BreitBurn's operations that are based on management's current expectations, estimates and projections about its operations. Words and phrases such as "anticipates," "expects," "believes," "estimates," "recommends," “future,” “impact,” “guidance,” “will look to,” “refocus” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, BreitBurn undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: inaccuracies in the estimated timing and amount of future production of oil and natural gas due to numerous factors including permit delays or restrictions, weather, equipment failures, delays or lack of availability, unexpected subsurface or geologic conditions, lack of capital, increases in the costs of rented or contracted equipment, increases in labor costs, volumes of oil or gas greater or lesser than anticipated, and changes in applicable regulations and laws; unexpected problems with wells or other equipment, particularly in our Florida properties where production is concentrated in relatively few wells; unexpected changes in operating costs and other expenses, including utilities, labor, transportation, well and oil field services, taxes, permit fees, regulatory compliance and other costs of operation; further decreases in oil and natural gas prices, including price discounts and basis differentials; difficulties in accurately estimating the discovery, volumes, development potential and replacement of oil and natural gas reserves; the impact of the current financial crisis on our business operations, financial condition and ability to raise capital; variances in cash flow, liquidity and financial position; a significant reduction in our credit facility’s borrowing base; availability of funds from the capital markets and under our credit facility; our level of indebtedness; the ability of financial counterparties to perform or fulfill their obligations under existing agreements; a further write down of our asset carrying values and field impairment; the discovery of previously unknown environmental issues; changes in business and financial strategy; inaccuracies in estimating the amount, nature and timing of capital expenditures, including future development costs; the inability to predict the availability and terms of capital; issues with marketing of oil and natural gas including lack of access to markets, changes in pipeline and transportation tariffs and costs, increases in minimum sales quality standards for oil or natural gas, changes in the supply-demand status of oil or gas in a given market area, and the introduction of increased quantities of oil or natural gas into a given area due to new discoveries or new delivery systems; the impact of weather limiting or damaging operations and the occurrence of natural disasters such as fires, floods, hurricanes, earthquakes and other catastrophic events and natural disasters; the competitiveness of alternate energy sources or product substitutes; technological developments; the uncertainty related to the litigation instituted by Quicksilver against us; changes in governmental regulation of the oil and natural gas industry potentially leading to increased costs and limited development opportunities; developments in oil-producing and natural gas-producing countries potentially having significant effects on the price of oil and gas; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; inability to execute strategic plans, expectations and objectives for future operations; and the factors set forth under the heading "Risk Factors" incorporated by reference from our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K. Unpredictable or unknown factors not discussed herein also could have material adverse effects on forward-looking statements.

BreitBurn Energy Partners L.P. and Subsidiaries
Consolidated Statements of Operations

	Three Months Ended		Year Ended
	December 31,		December 31,
Thousands of dollars, except per unit amounts	2008	2007	2008	2007

Revenues and other income items:
Oil, natural gas and natural gas liquid sales	$81,321	$81,042	$467,381	$184,372
Gains (losses) on commodity derivative instruments, net	361,330	(71,432)	332,102	(110,418)
Other revenue, net	596	429	2,920	1,037
Total revenues and other income items	443,247	10,039	802,403	74,991
Operating costs and expenses:
Operating costs	39,471	26,258	149,681	70,329
Depletion, depreciation and amortization	115,705	15,678	179,933	29,422
General and administrative expenses	10,620	11,051	43,435	30,244
Total operating costs and expenses	165,796	52,987	373,049	129,995

Operating income (loss)	277,451	(42,948)	429,354	(55,004)

Interest and other financing costs, net	9,578	4,635	29,147	6,258
Loss on interest rate swaps	16,098	-	20,035	-
Other (income) expenses, net	(77)	106	(191)	233

Income (loss) before taxes and minority interest	251,852	(47,689)	380,363	(61,495)

Income tax expense (benefit)	677	(667)	1,939	(1,229)
Minority interest	13	44	188	91

Net income (loss)	251,162	(47,066)	378,236	(60,357)

General Partner's interest in net income (loss)	-	(447)	(2,019)	(672)

Limited Partners' interest in net income (loss)	$251,162	$(46,619)	$380,255	$(59,685)

Basic net income (loss) per unit	$4.77	$(0.86)	$6.42	$(1.83)
Diluted net income (loss) per unit	$4.65	$(0.86)	$6.28	$(1.83)
Weighted average number of units used to calculate:
Basic net income (loss) per unit	52,635,634	54,349,093	59,238,588	32,577,429
Diluted net income (loss) per unit	54,019,830	54,349,093	60,560,695	32,577,429

BreitBurn Energy Partners L.P. and Subsidiaries
Consolidated Balance Sheets

	December 31,	December 31,
Thousands of dollars	2008	2007
ASSETS
Current assets:
Cash	$2,546	$5,929
Accounts receivable, net	47,221	44,202
Derivative instruments	76,224	948
Related party receivables	5,084	35,568
Inventory	1,250	5,704
Prepaid expenses	5,300	2,083
Intangibles	2,771	3,169
Other current assets	170	160
Total current assets	140,566	97,763
Equity investments	9,452	15,645
Property, plant and equipment
Oil and gas properties	2,057,531	1,910,941
Non-oil and gas assets	7,806	568
	2,065,337	1,911,509
Accumulated depletion and depreciation	(224,996)	(47,022)
Net property, plant and equipment	1,840,341	1,864,487
Other long-term assets
Intangibles	495	3,228
Derivative instruments	219,003	-
Other long-term assets	6,977	5,433

Total assets	$2,216,834	$1,986,556
LIABILITIES AND PARTNERS' EQUITY
Current liabilities:
Accounts payable	$28,302	$13,910
Book overdraft	9,871	1,920
Derivative instruments	10,192	35,172
Related party payables	-	10,137
Revenue distributions payable	16,162	21,266
Derivative settlements payable	50	2,775
Salaries and wages payable	6,249	28
Accrued liabilities	9,164	5,476
Total current liabilities	79,990	90,684
Long-term debt	736,000	370,400
Long-term related party payables	-	1,532
Deferred income taxes	4,282	3,074
Asset retirement obligation	30,086	27,819
Derivative instruments	10,058	65,695
Other long-term liabilities	2,987	2,000
Total liabilities	863,403	561,204
Minority interest	539	544
Partners' equity
Limited partners' interest (a)	1,352,892	1,423,418
General partner interest	-	1,390
Total liabilities and partners' equity	$2,216,834	$1,986,556

(a) Limited partner units outstanding	52,635,634	67,020,641

BreitBurn Energy Partners L.P. and Subsidiaries
Consolidated Statements of Cash Flows

	Year Ended
	December 31,
Thousands of dollars	2008	2007

Cash flows from operating activities
Net income (loss)	$378,236	$(60,357)
Adjustments to reconcile net income (loss) to cash flow from operating activities:
Depletion, depreciation and amortization	179,933	29,422
Unit-based compensation expense	6,907	12,999
Unrealized (gain) loss on derivative instruments	(370,734)	103,862
Distributions greater (less) than income from equity affiliates	1,198	(28)
Deferred income tax	1,207	(1,229)
Minority interests	188	91
Amortization of intangibles	3,131	2,174
Other	2,643	2,182
Changes in assets and liabilities:
Accounts receivable and other assets	258	(24,713)
Inventory	4,454	4,829
Net change in related party receivables and payables	32,688	(39,202)
Accounts payable and other liabilities	(13,413)	30,072
Net cash provided (used) by operating activities	226,696	60,102
Cash flows from investing activities
Capital expenditures	(131,082)	(23,549)
Property acquisitions	(9,957)	(996,561)
Net cash used by investing activities	(141,039)	(1,020,110)
Cash flows from financing activities
Issuance of common units, net of discount	-	663,338
Purchase of common units	(336,216)	-
Distribution to predecessor members concurrent with initial public offering	-	581
Distributions	(121,349)	(60,497)
Proceeds from the issuance of long-term debt	803,002	574,700
Repayments of long-term debt	(437,402)	(205,800)
Book overdraft	7,951	(116)
Long-term debt issuance costs	(5,026)	(6,362)
Net cash provided (used) by financing activities	(89,040)	965,844
Increase (decrease) in cash	(3,383)	5,836
Cash beginning of period	5,929	93
Cash end of period	$2,546	$5,929

CONTACT:
BreitBurn Energy Partners L.P.
James G. Jackson, 213-225-5900 ext. 273
Executive Vice President and Chief Financial Officer
or
Ruder Finn/West
Pierre Hirsch, 415-692-3060